Exhibit 23.2

Consent of Pan-China Singapore PAC, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 5, 2024, with respect to the combined financial statements of FintechCashier Asia P.L.C (FKA: HWGG Capital P.L.C.), HWG Cash Singapore Pte. Ltd., HWGC KZ Limited, Fintech Scion Limited, Fintech Digital Solutions Limited and Fintech Digital Consulting Limited (each of which is a subsidiary of Fintech Scion Limited., collectively the “Company”) included in the Registration Statement (Form S-1) and related Prospectus of Fintech Scion Limited. for the registration of shares of its common stock.

/s/ Pan-China Singapore PAC

Wong Kian Kok

April 26, 2024